FOR IMMEDIATE RELEASE:

GREEN EQUITY HOLDINGS, INC. APPOINTS NEW CHIEF EXECUTIVE OFFICER

Deerfield Beach, FL: April 20, 2011: Green Equity Holdings, Inc. (OTCQB: CXTO) announced today that it has appointed Jesse Q. (“Jack”) Ozbolt as its Chief Executive Officer. Mr. Ozbolt contributes over 30 years of executive leadership in the oil and gas industry, with extensive experience in evaluating properties in regard to all technical aspects of energy development.

Previously, Mr. Ozbolt was Chairman, President and CEO of ECCO Energy Corp., now known as Eagle Ford Oil and Gas Corp. a publicly traded oil and gas development, exploration and production company based in Houston, Texas. Prior to joining ECCE, Mr. Ozbolt held management roles in charge of evaluating and acquiring properties at Timber Ridge Oil & Gas, The Oil & Gas Asset Clearinghouse, and Southern Mineral Corporation. Other companies Mr. Ozbolt has served with include Midland Resources, Inc., Enex Resources Corporation and Texas Eastern Corp. Mr. Ozbolt began his career at Exxon Company, U.S.A. after graduating Magna Cum Laude from Duke University with a Bachelor of Science degree.

“I am excited about the opportunity and direction of Green Equity Holdings. My first tasks will be to hire an experienced oil and gas CPA to function as Chief Financial Officer, relocate our offices to Houston, Texas and then complete the Company's first acquisition of the Texas oil and gas property that is presently under agreement. This acquisition will establish the solid infrastructure and revenue streams to start us on the path of making us a successful oil and gas company,” said Ozbolt.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Green Equity Holdings, Inc.

info@greenequityholdings.com

Tel: 954-573-1709